Exhibit 99.3

Consent of CS Capital Advisors, LLC

RE: Registration Statement on Form S-4 of Brookdale Senior Living Inc.

Reference is made to our opinion letter dated February 20, 2014 (the “Opinion”) addressed to the Board of Directors of Brookdale Senior Living Inc. (the “Company”).

Our opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form S-4 under the captions “Summary — Opinions of Brookdale’s Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger” and “The Merger — Opinions of Brookdale’s Financial Advisors”, and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex E to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CS CAPITAL ADVISORS, LLC

By:	/s/ David Caleca
David Caleca
Managing Director

New York, New York
May 22, 2014

800 Third Avenue, 25th Floor New York, NY 10022

Tel: 212.446.9177 Fax: 212.446.9181